Exhibit 10.3

SECOND AGREEMENT AND RELEASE

This Second Agreement and Release (“Second Agreement”), provided to employee on July 28, 2014, is entered into between Baxter International Inc., and its current and future subsidiaries and affiliates (“the Company”) and Jean-Luc Butel (“Employee”) arising out of Employee’s employment with, and separation from, Baxter International Inc. It is effective as of the date Employee signs this Second Agreement, subject to the expiration of any applicable revocation period.

1. Separation Date: Through negotiation and agreement, as evidenced in the signed First Agreement and Release (the “First Agreement”) by and between Employee and the Company, Employee’s Separation Date will occur on or before July 1, 2015. The terms of the First Agreement are specifically incorporated herein by reference and should Employee have elected not to sign the First Agreement, this Second Agreement shall have been specifically rescinded and null and void.

2. Payment for Work Performed: Employee has been paid up through and including the Separation Date for all work performed on regularly scheduled pay dates at his current base salary less all appropriate withholdings. Employee agrees that he is entitled to no other payments whatsoever arising out of his employment with, or termination from, the Company unless otherwise expressly set forth in this Second Agreement or in the First Agreement.

3. Company’s Promises: In exchange for Employee’s promises set forth herein, the Company agrees:

a. to provide Employee with a lump sum payment of $2,382,000 less all appropriate withholdings. This payment shall be reported to appropriate governmental agencies as taxable income to the extent required by law. The payment shall be made within thirty (30) days following Employee’s return of this signed Second Agreement, and provided that Employee does not revoke acceptance of this Second Agreement within the seven (7) day revocation period described below; and

b. that if Employee has actively worked through July 1, 2015 (at least generally forty hours per week, if requested), Employee shall remain eligible to receive a pro-rata share of Employee’s 2015 Management Incentive Compensation Plan (“MICP Plan”) bonus less all appropriate withholdings, including any unpaid premium deductions held in arrears. This bonus shall be calculated based on the number of full months Employee has participated in the Plan and partial months shall not be counted. Payout, including the date thereof, shall be subject to the Company’s financial performance, Employee’s individual performance, and other terms and conditions of the MICP Plan.

4. Value of Consideration Provided: Employee acknowledges that the payments and benefits set forth in Paragraph 3 are of value and exceed any amount to which he is otherwise entitled.

5. Employee’s Promises: In exchange for the payments and benefits provided in Paragraph 3, Employee (including Employee’s heirs, assigns, executors, administrators and anyone claiming for or on Employee’s behalf) promises and agrees:

a. to release and waive Employee’s right to assert, raise, file, or participate as a class member in any claims against the Company or other Released Parties which have arisen up to and including the date of this Second Agreement. (“Released Parties” means the Company and its parents, subsidiaries, affiliates, and assigns, plus all of its and their executives, officers, directors, attorneys, employees, agents, and employee benefit plans, plus related companies.) This waiver and release includes but is not limited to: (i) any and all claims alleging unlawful discrimination, harassment, or retaliation based on race, sex, color, religion, national origin, sexual orientation, age, veteran or military status, disability or any other protected category under federal, state or local laws, including but not limited to any claims under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act; (ii) any and all other tort or contract claims whether seeking compensatory, punitive, legal or equitable damages, attorneys’ fees and/or costs of any kind, including, but not limited to, claims for wrongful or retaliatory discharge, breach of contract or public policy, defamation, libel, slander, invasion or breach of privacy, intentional and/or negligent infliction of emotional distress, “whistleblower” retaliation claims, or personal injury; and (iii) any other claim whatsoever up through and including the date Employee signs this Second Agreement and whether currently known or unknown unless a waiver and release of such claim is expressly prohibited by law (collectively the “Waived and Released Claims”). This means Employee is voluntarily giving up the right to assert, raise, or file any of the Waived and Released Claims against the Company and that the Company shall have an affirmative defense to any such claim, if asserted, raised or filed;

b. to not accept any money as a result of his filing of any charge against the Company with any federal, state, or administrative agency and to not accept any money as a result of any third party filing of any such charge against the Company;

c. to “covenant not to sue” the Company (or any other Released Party) for, or based on, any Waived and Released Claim set forth in section “a” of this Paragraph. The covenant not to sue is different from and in addition to the waiver and release set forth in section “a” of this Paragraph. The covenant means Employee is promising not to file a lawsuit in any forum (by way of example, in court or arbitration) concerning any of the Waived and Released Claims. However, this covenant not to sue does not apply to a lawsuit to enforce the terms of this Second Agreement or the Employee’s rights to indemnification as described in section “b” of Paragraph 6 below. This covenant not to sue also does not apply to a lawsuit to challenge the validity of this Second Agreement under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act. If Employee sues in violation of this covenant not to sue, Employee will be liable to the Released Party for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if Employee sues in violation of this covenant not to sue, the Released Party can require Employee to return all but $500 of the money and other benefits paid to Employee pursuant to this Second Agreement. In that event, the Company shall be excused from making any payments or continuing any benefits otherwise owed to Employee under this Second Agreement; The $500 shall serve as consideration for enforcement of all provisions of this Second Agreement, which shall remain in effect and enforceable to the extent permitted by law.

d. to return on or before Employee’s Separation Date all Company property (by way of example this includes, but is not limited to, key cards, badges, computers, handheld computer devices, cell phones, credit cards, files, documents, disks, building/parking passes); and

e. to continue to abide by all obligations set forth in the First Agreement executed between the Company and Employee, including but not limited to each obligation set forth in Paragraph 7 of that First Agreement, a copy of which is incorporated herein by reference.

6. Additional Limitations on Employee’s Promises:

a. This Second Agreement does not in any way: (i) limit or proscribe Employee’s non-waivable right to file a charge with the EEOC or to cross file such a charge with a state agency (or to file a charge with another administrative agency, if, and only if, such proscription is expressly prohibited by law); (ii) require Employee to dismiss any pending charge(s) with the EEOC or cross-filed state agency charge(s) (or to dismiss a charge filed with another agency, if, and only if, such required dismissal is expressly prohibited by law); (iii) limit or proscribe Employee’s non-waivable right to participate as a witness or cooperate in any investigation by the EEOC (or to participate or cooperate with another federal or state agency, if, and only if, such proscription is expressly prohibited by law); (iv) apply to any claim arising out of conduct occurring after the date this Second Agreement is signed; and (v) limit or proscribe Employee’s right to file a claim to enforce the terms of this Second Agreement.

b. Nothing in this Second Agreement will be deemed a diminution of the Company’s indemnification obligation to Employee nor a waiver by Employee of any right to indemnification from the Company or his ability to enforce such right.

7. Employee Representations Concerning Company Conduct: Unless expressly stated herein, Employee is not aware of any actions by the Company or any of the Released Parties up through and including the Separation Date that evidence: (i) any inappropriate, discriminatory, harassing, unlawful, unethical, or retaliatory conduct of any kind whatsoever (“Inappropriate Conduct”) against Employee or any other third person or entity, (ii) any failure of the Company to reasonably investigate or respond to any complaint that Employee has made about Inappropriate Conduct, or (iii) any failure by the Company to comply with any applicable laws, statutes, rules, or regulations whether under federal, state, or local law.

8. Miscellaneous Terms:

a. This Second Agreement:

(i) may be executed in multiple counterparts, each part constituting an original. A facsimile shall constitute an original copy;

(ii) shall not be construed as an admission of wrongdoing on the part of the Company, Employee, or the Released Parties; and

(iii) if found to be unenforceable, in whole or in part, shall be modified so as to give full effect to the parties’ intentions or, if not possible, the unenforceable provision excised from the Second Agreement with each and every remaining portion of the Second Agreement remaining in full force and effect; and

(iv) shall supersede any prior oral or written communications concerning the subject matter or terms of this Second Agreement.

b. This Second Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, or otherwise) to all or a substantial portion of its business and/or assets, expressly to assume and agree to perform this Second Agreement in the same manner and to the same extent that the Company would be required to perform this Second Agreement if no such succession had taken place.

9. Employee’s Acknowledgement and Agreement: Employee understands, acknowledges and agrees that he has:

a. carefully read and fully understands the Second Agreement and is signing this Second Agreement knowingly and voluntarily and without duress or coercion;

b. been advised here, in writing, to consult with an attorney, at his own expense, prior to executing this Second Agreement;

c. been given a full twenty-one days within which to consider the Second Agreement before signing it; and

d. seven (7) days following execution to revoke his acceptance of this Second Agreement by delivering a written notice of revocation to Jeanne K. Mason, “Corporate Vice President, Human Resources, Baxter Healthcare Corporation, One Baxter Parkway, Deerfield, Illinois 60015.” Employee understands that if he does not sign this Second Agreement and/or revokes acceptance of this Second Agreement within this revocation period, he is not entitled to the payment and benefits set forth herein.

THIS SECOND AGREEMENT MUST BE SIGNED BY EMPLOYEE AND RETURNED TO JEANNE K. MASON BY JULY 3, 2015, OR WITHIN THREE DAYS OF EMPLOYEE’S SEPARATION DATE, WHICHEVER IS EARLIER, TO BE ENFORCEABLE. IF NOT RECEIVED BY THIS DATE, EMPLOYEE WILL BE DEEMED TO HAVE REJECTED THIS SECOND AGREEMENT.

EMPLOYEE MAY NOT SIGN THIS SECOND AGREEMENT PRIOR TO EMPLOYEE’S SEPARATION DATE.

Employee

Employee’s Date of Execution

Authorized Company Representative

Company’s Date of Execution